Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION OF DESKTOP METAL AND EXONE

Introduction

The following tables present unaudited pro forma condensed combined financial information about Desktop Metal, Inc. (“for purposes of this subsection Desktop Metal,” “we,” “us,” and “our”) consolidated balance sheet and statements of operations, after giving effect to the announced Mergers with ExOne. The unaudited pro forma condensed combined financial information is derived from and should be read in conjunction with our acquisition of EnvisionTEC on February 16, 2021 (the “EnvisionTEC acquisition”), the historical consolidated financial statements and related notes of Desktop Metal, the consolidated financial statements of ExOne, and the financial statements of EnvisionTEC, referred to below.

ExOne is a global provider of 3D printing machines and 3D printed and other products, materials and services to industrial customers. The business primarily consists of manufacturing and selling 3D printing machines and printing products to the specifications of customers using a global installed base of 3D printing machines. The ExOne machines service direct (metal) and indirect (sand) applications. Direct printing produces a component; indirect printing makes a tool to produce a component. ExOne offers pre-production collaboration and print products for customers through their network of ExOne Adoption Centers. ExOne also supplies the associated materials, including consumable and replacement parts, and other services, including training and technical support, that are necessary for purchasers of their 3D printing machines to print products. ExOne is headquartered in North Huntingdon, Pennsylvania.

Desktop Metal is pioneering a new generation of additive manufacturing technologies focused on the production of end-use parts. It offers a portfolio of integrated additive manufacturing solutions for engineers, designers, and manufacturers comprised of hardware, software, materials, and services. Desktop Metal is headquartered in Burlington, Massachusetts.

The unaudited pro forma condensed combined balance sheet as of September 30, 2021 and the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2021 and the year ended December 31, 2020, respectively, are presented herein. The unaudited pro forma condensed combined balance sheet combines the unaudited consolidated balance sheets of Desktop Metal and ExOne as of September 30, 2021 and gives effect to the Mergers as if the transaction had been completed on September 30, 2021. The unaudited pro forma condensed combined statements of operations combine the historical results of Desktop Metal, EnvisionTEC, and ExOne for the nine months ended September 30, 2021, and the year ended December 31, 2020 and gives effect to the Mergers as if they had occurred on January 1, 2020. The transaction accounting adjustments to historical financial information have been identified and presented to provide relevant information necessary for an understanding of the combined company upon consummation of the Mergers. Management has elected not to present management’s adjustments in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information presented is based on the assumptions and adjustments described in the accompanying notes. The unaudited pro forma condensed combined financial information is based upon the respective historical consolidated financial statements of Desktop Metal and ExOne as described further in Note 2 - Basis of Pro Forma Presentation.

The Mergers will be accounted for as a business combination using the acquisition method of accounting under the provisions of Accounting Standards Codification (“ASC”) 805, “Business Combinations” (“ASC 805”), with Desktop Metal representing the accounting acquirer under this guidance. The following unaudited pro forma condensed combined financial information primarily gives effect to:

•	Application of the acquisition method of accounting in connection with the Mergers; and

•	Transaction costs in connection with the Mergers.

The unaudited pro forma condensed combined financial information includes adjustments which are preliminary and may be revised. There can be no assurance that such revisions will not result in material changes. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the results or financial position that actually would have occurred or that may occur in the future had the Mergers been completed on the dates indicated, nor is it necessarily indicative of the future operating results or financial position of Desktop Metal after the Mergers. Actual results and valuations may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information has been compiled in a manner consistent with the accounting policies adopted by Desktop Metal. Desktop Metal understands these accounting policies are similar in most material respects to those of ExOne.

Desktop Metal, Inc.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF SEPTEMBER 30, 2021
(in thousands)

	Desktop Metal	ExOne	Transaction		Pro Forma
	(Historical)	(Historical)	Adjustments	Note References	Combined
Assets
Current assets:
Cash and cash equivalents	$131,676	$122,809	$(201,399)	5 A	$53,086
Short-term investments	292,272	-	-		292,272
Restricted cash	-	1,870	-		1,870
Accounts receivable	22,878	8,712	-		31,590
Inventory	32,730	25,078	1,780	5 C	59,588
Prepaid expenses and other current assets	7,250	6,554	-		13,804
Total current assets	486,806	165,023	(199,619)		452,210
Restricted cash, net of current portion	676	-	-		676
Property and equipment, net	23,782	22,815	8,085	5 D	54,682
Capitalized software, net	179	-	-		179
Goodwill	262,343	-	372,566	5 A, K	634,909
Intangible assets, net	180,129	404	89,496	5 B	270,029
Other noncurrent assets	17,679	3,098	-		20,777
Total Assets	$971,594	$191,340	$270,528		$1,433,462
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$16,985	$7,657	$-		$24,642
Customer deposits	2,876	-	-		2,876
Current portion of lease liability	2,677	1,926	-		4,603
Accrued expenses and other current liabilities	20,686	6,766	10,813	5 G, H	38,265
Deferred revenue	5,530	16,729	72	5 K	22,331
Current portion of long-term debt, net of deferred financing costs	1,030	-	-		1,030
Total current liabilities	49,784	33,078	10,885		93,747
Long-term debt, net of current portion	680	-	-		680
Contingent consideration	4,528	-	-		4,528
Lease liability, net of current portion	7,802	563	-		8,365
Deferred tax liability	7,881	-	15,260	5 F	23,141
Other noncurrent liabilities	1,417	359	-		1,776
Total liabilities	72,092	34,000	26,145		132,237
Stockholders' Equity
Common stock	26	222	(217)	5 A, E, I	31
Additional paid-in capital	1,398,039	317,111	92,046	5 A, E, H, I, J	1,807,196
Accumulated deficit	(497,444)	(148,493)	141,054	5 E, G, J, K	(504,883)
Accumulated other comprehensive income (loss)	(1,119)	(11,500)	11,500	5 E	(1,119)
Total Stockholders’ Equity	899,502	157,340	244,383		1,301,225
Total Liabilities and Stockholders’ Equity	$971,594	$191,340	$270,528		$1,433,462

See the accompanying notes to Unaudited Pro Forma Condensed Combined Financial Information.

Desktop Metal, Inc.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2020
(in thousands, except share and per share data)

					Pro Forma				Pro Forma
			Transaction		Combined		Transaction		Combined
	Desktop Metal	EnvisionTEC	Accounting		(Reflecting	ExOne	Accounting		(Reflecting
	(Historical)	(Historical)	Adjustments	Note References	EnvisionTEC)	(Historical)	Adjustments	Note References	ExOne)
Revenues
Products	$13,718	$40,874	$-		$54,592	$51,368	$-		$105,960
Services	2,752	1,258	-		4,010	7,885	-		11,895
Total revenues	16,470	42,132	-		58,602	59,253	-		117,855
Cost of sales
Products	26,945	18,378	9,806	5 (a),(c),(d)	55,129	39,597	8,567	5 (e),(g),(h)	103,293
Services	4,574	151	-		4,725	5,174	-		9,899
Total cost of sales	31,519	18,529	9,806		59,854	44,771	8,567		113,192
Gross profit/(loss)	(15,049)	23,603	(9,806)		(1,252)	14,482	(8,567)		4,663
Operating expenses:
Research and development	43,136	4,270	9	5 (c)	47,415	8,845	303	5 (h)	56,563
Sales and marketing	13,136	3,087	5,111	5 (a),(c)	21,334	8,064	621	5 (e),(h)	30,019
General and administrative	20,734	5,755	671	5 (a),(c)	27,160	11,427	14,461	5 (e),(f),(h),(i),(k)	53,048
Total operating expenses	77,006	13,112	5,791		95,909	28,336	15,385		139,630
(Loss)/income from operations	(92,055)	10,491	(15,597)		(97,161)	(13,854)	(23,952)		(134,967)
Change in fair value of warrant liability	56,417	-	-		56,417	-	-		56,417
Interest expense	(328)	-	-		(328)	(239)	-		(567)
Other expense	-	-	-		-	(631)	-		(631)
Interest and other income, net	1,011	755	-		1,766	-	-		1,766
(Loss)/income before income taxes	(34,955)	11,246	(15,597)		(39,306)	(14,724)	(23,952)		(77,982)
Income tax benefit/(expense)	940	(380)	27,920	5 (b)	28,480	(200)	2,320	5 (j)	30,600
Net loss/(income)	$(34,015)	$10,866	$12,323		$(10,826)	$(14,924)	$(21,632)		$(47,382)
Net loss per share - basic and diluted	$(0.22)				$(0.07)				$(0.22)
Weighted average shares outstanding - basic and diluted	157,906,000		5,036,142		162,942,142		48,711,080		211,653,222

See the accompanying notes to Unaudited Pro Forma Condensed Combined Financial Information.

Desktop Metal, Inc.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2021
(in thousands, except share and per share data)

		EnvisionTEC			Pro Forma				Pro Forma
		(Historical)	Transaction		Combined		Transaction		Combined
	Desktop Metal	January 1, 2021 to	Accounting		(Reflecting	ExOne	Accounting		(Reflecting
	(Historical)	February 15, 2021 (A)	Adjustments	Note References	(Reflecting EnvisionTEC)	(Historical)	Adjustments	Note References	ExOne)
Revenues
Products	$51,820	$3,239	$-		$55,059	$43,887	$-		$98,946
Services	3,908	57	120	5 (l)	4,085	6,958	-		11,043
Total revenues	55,728	3,296	120		59,144	50,845	-		109,989
Cost of sales
Products	46,427	4,246	288	5 (a),(c),(d)	50,961	32,032	5,046	5 (e)	88,039
Services	3,561	32	-		3,593	6,615	-		10,208
Total cost of sales	49,988	4,278	288		54,554	38,647	5,046		98,247
Gross profit/(loss)	5,740	(982)	(168)		4,590	12,198	(5,046)		11,742
Operating expenses:
Research and development	45,820	515	6	5 (c)	46,341	8,541	-		54,882
Sales and marketing	29,567	513	665	5 (a),(c)	30,745	7,990	239	5 (e)	38,974
General and administrative	46,821	1,571	105	5 (a),(c)	48,497	14,686	792	5 (e),(f)	63,975
In-process research and development assets acquired	25,581	-	-		25,581	-	-		25,581
Total operating expenses	147,789	2,599	776		151,164	31,217	1,031		183,412
Loss from operations	(142,049)	(3,581)	(944)		(146,574)	(19,019)	(6,077)		(171,670)
Change in fair value of warrant liability	(56,576)	-	-		(56,576)	-	-		(56,576)
Interest expense	(137)	-	-		(137)	(169)	-		(306)
Interest and other income, net	(3,166)	152	-		(3,014)	2,157	-		(857)
Loss before income taxes	(201,928)	(3,429)	(944)		(206,301)	(17,031)	(6,077)		(229,409)
Income tax benefit/(expense)	32,761	(58)	(32,761)	5 (b)	(58)	410	1,427	5 (j)	1,779
Net loss	$(169,167)	$(3,487)	$(33,705)		$(206,359)	$(16,621)	$(4,650)		$(227,630)
Net loss per share - basic and diluted	$(0.67)				$(0.38)				$(0.76)
Weighted average shares outstanding - basic and diluted	251,467,644		814,670		252,282,314		48,711,080		300,993,394

(A) as derived from EnvisionTec unaudited financial information for the period January 1, 2021 through February 15, 2021

See the accompanying notes to Unaudited Pro Forma Condensed Combined Financial Information

Note 1 - Description of the Merger

The Merger Agreement provides that at the Effective Time, each share of ExOne common stock issued and outstanding immediately prior to the Effective Time (other than shares owned or held by (x) Desktop Metal or any of its subsidiaries, (y) in treasury or otherwise held by ExOne or any of its subsidiaries and (z) any person who has not voted in favor of, or consented to, the Mergers and properly demands appraisal of such shares under Delaware law) will automatically be cancelled and converted into the right to receive (i) $8.50 in cash (subject to adjustment as described below), without interest, and (ii) a number of shares of Desktop Metal Class A common stock determined by application of an Exchange Ratio (subject to adjustment as described below).

The “Exchange Ratio” means:

•	if the Average Stock Price (as defined below) is greater than or equal to $9.70, then the Exchange Ratio will be 1.7522;

•	if the Average Stock Price is less than $9.70 and greater than $7.94 per share, the initial exchange ratio of 1.9274 will be modified by multiplying such exchange ratio by the quotient of $8.82 divided by the Average Stock Price; or

•	if the Average Stock Price is less than or equal to $7.94, then the Exchange Ratio will be 2.1416.

“Average Stock Price” means the average of the daily volume weighted averages of the trading prices of Desktop Metal Class A common stock on the NYSE on each of the twenty consecutive trading days ending on (and including) the trading day that is three trading days prior to the date of the Effective Time of the Mergers.

Notwithstanding anything in the Merger Agreement to the contrary, to the extent that the sum of:

(A) the aggregate number of shares of Desktop Metal Class A common stock to be issued in exchange for converted shares of ExOne common stock as of the Effective Time, plus

(B) the aggregate number of shares of Desktop Metal Class A common stock for which the ExOne Options to be assumed pursuant to the section entitled “The Mergers - Treatment of ExOne Equity Awards - Unvested ExOne Options” below are exercisable as of the Effective Time, plus

(C) the aggregate number of shares of Desktop Metal Class A common stock to be issued in connection with the cancellation of ExOne Options pursuant to the section entitled “The Mergers -  Treatment of ExOne Equity Awards - Vested ExOne Options” at the Effective Time, plus

(D) the aggregate number of shares of Desktop Metal Class A common stock subject to the Desktop Metal RSAs to be issued pursuant to the section entitled “The Mergers - Treatment of ExOne Equity Awards - COC Restricted Stock Awards” and “The Mergers - Treatment of ExOne Equity Awards - ESPP Awards” at of the Effective Time, would exceed 19.9% of Desktop Metal’s issued and outstanding shares of Class A common stock immediately prior to the Effective Time (19.9% of such issued and outstanding shares rounded down to the nearest whole share, the “Maximum Share Number”), then (x) the Exchange Ratio will be reduced (the amount of such reduction, the “Exchange Ratio Reduction Number”) to the minimum extent necessary such that the sum of the aggregate number of shares of Desktop Metal Class A common stock to be issued under (A) through (D) above, equals the Maximum Share Number and (y) subject to the limitations set forth on the following paragraph, the per share cash consideration will be increased by the amount in cash equal to the Exchange Ratio Reduction Number multiplied by the per share cash consideration.

Furthermore, if the Threshold Percentage (determined without regard to this sentence) is less than 45%, then the per-share cash consideration will be reduced, and the per-share stock consideration will be increased on a dollar-for-dollar basis with such reduction, by an amount that would be necessary to cause the recomputed Threshold Percentage to equal 45%; provided, however, that this will not cause the aggregate number of shares of Desktop Metal Class A common stock to be issued as per-share stock consideration as of the Effective Time to exceed the Maximum Share Number. To the extent the adjustment described in this paragraph would otherwise cause the aggregate number of shares of Desktop Metal Class A common stock to be issued as per-share stock consideration as of the Effective Time to exceed the Maximum Share Number, then, notwithstanding the preceding paragraph, the per-share cash consideration will be reduced as set forth in this paragraph without a corresponding increase in the per-share stock consideration.

Note 2 - Basis of Pro Forma Presentation

The accompanying unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of SEC Regulation S-X. The unaudited pro forma condensed combined balance sheet was prepared using the historical balance sheets of Desktop Metal and ExOne, as of September 30, 2021. Desktop Metal’s fiscal year ends on December 31 and ExOne’s fiscal year also ends on December 31. The unaudited pro forma condensed combined statements of operations were prepared using:

•	the historical audited statement of operations of Desktop Metal for the year ended December 31, 2020;

•	the historical unaudited condensed consolidated statement of operations and historical unaudited condensed consolidated balance sheet of Desktop Metal as of and for the nine months ended September 30, 2021;

•	the historical audited consolidated statement of operations of EnvisionTEC for the year ended December 31, 2020;

•	the historical unaudited consolidated statement of operations of EnvisionTEC for the period January 1, 2021 to February 15, 2021;

•	the historical audited condensed consolidated statement of operations of ExOne for the year ended December 31, 2020; and

•	the historical unaudited consolidated statement of operations and historical unaudited condensed consolidated balance sheet of ExOne as of and for the nine months ended September 30, 2021.

Both Desktop Metal and ExOne’s historical audited and unaudited financial statements were prepared in accordance with U.S. GAAP and are presented in thousands of U.S. dollars. The historical ExOne financial statements included within the unaudited pro forma condensed combined balance sheet and statements of operations include certain reclassifications that were made to conform ExOne’ s financial statement presentation to that of Desktop Metal. See Note 3, Reclassifications for additional information.

The acquisition of ExOne by Desktop Metal is accounted for as a business combination using the acquisition method of accounting under the provisions of ASC 805, with Desktop Metal representing the accounting acquirer under this guidance. In the unaudited pro forma condensed combined balance sheet, Desktop Metal’s total consideration to be transferred for the acquisition of ExOne has been allocated to the assets acquired and liabilities assumed, based upon management’s estimates of their respective fair values as of the merger date. The pro forma adjustments are based upon available information and certain assumptions which management believes are reasonable under the circumstances and which are described in the accompanying notes herein. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. Any excess of the purchase price over the fair value of identified tangible and intangible assets acquired and liabilities assumed is recognized as goodwill.

The unaudited pro forma condensed combined statements of operations also include certain purchase accounting adjustments, including items expected to have a continuing impact on the results of the combined company, such as increased amortization expense on acquired intangible assets. The unaudited pro forma condensed combined statements of operations do not include the impacts of any revenue, cost or other operating synergies that may result from the Mergers or any related restructuring costs that may be contemplated.

Note 3 - Reclassifications

Historical ExOne financial information included within the unaudited pro forma condensed combined financial information has been reclassified to conform the presentation to that of Desktop Metal as indicated in the tables below:

Balance Sheet as of September 30, 2021

Amount (In thousands)	Presentation in ExOne’s Financial Statements	Presentation in Unaudited Pro Forma Condensed Combined Financial Information
$241	Current portion of net investment in sales-type leases ̶ net	Prepaid expenses and other current assets
404	Other noncurrent assets	Intangible assets, net
2,489	Operating lease right-of-use assets	Other noncurrent assets
326	Net investment in sales-type leases ̶ net of current portion ̶ net	Other noncurrent assets
16,729	Current portion of contract liabilities	Deferred revenue
31	Contract liabilities ̶ net of current portion	Other noncurrent liabilities

Statement of Operations for the Nine Months Ended September 30, 2021

Amount (In thousands)	Presentation in ExOne’s Financial Statements	Presentation in Unaudited Pro Forma Condensed Combined Financial Information
$43,887	Revenue	Product revenue
6,958	Revenue	Service revenue
32,032	Cost of sales	Product cost of sales
6,615	Cost of sales	Service cost of sales
7,990	Selling, general and administrative	Sales and marketing
14,686	Selling, general and administrative	General and administrative
(2,220)	Gain on extinguishment of paycheck protection program loan	Interest and other income, net

Statement of Operations for the Year Ended December 31, 2020

Amount (In thousands)	Presentation in ExOne’s Financial Statements	Presentation in Unaudited Pro Forma Condensed Combined Financial Information
$51,368	Revenue	Product revenue
7,885	Revenue	Service revenue
39,597	Cost of sales	Product cost of sales
5,174	Cost of sales	Service cost of sales
8,064	Selling, general and administrative	Sales and marketing
12,889	Selling, general and administrative	General and administrative
(1,462)	Gain from sale-leaseback of property and equipment	General and administrative

Historical EnvisionTEC financial information included within the unaudited pro forma condensed combined financial information has been reclassified to conform the presentation to that of Desktop Metal as indicated in the tables below:

Statement of Operations for the Year Ended December 31, 2020

Amount (In thousands)	Presentation in EnvisionTEC’s Financial Statements	Presentation in Unaudited Pro Forma Condensed Combined Financial Information
$3,087	Selling, general and administrative	Sales and marketing
5,755	Selling, general and administrative	General and administrative
755	Other income	Interest and other income, net

Note 4 - Conforming Accounting Policies

At this time, except for as discussed in Note 3 - Reclassifications to reclassify certain balances presented in the historical financial statements of ExOne to conform their presentation to that of Desktop Metal, Desktop Metal is not aware of any material differences between the accounting policies of the two companies that would continue to exist subsequent to the application of acquisition accounting. Following the consummation of the Mergers, Desktop Metal will conduct a more detailed review of ExOne’s accounting policies in an effort to determine if differences in accounting policies require further reclassification of ExOne’s results of operations or reclassification of assets or liabilities to conform to Desktop Metal’s accounting policies and classifications. As a result, Desktop Metal may identify additional differences between the accounting policies of the two companies that, when conformed, could have a material impact on this unaudited pro forma condensed combined financial information.

Note 5 - Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the proposed Merger and the EnvisionTEC acquisition and has been prepared for informational purposes only. The historical financial information has been adjusted to give effect to pro forma adjustments that reflect the transaction in accordance with U.S. GAAP. The pro forma condensed combined statements of operations for the year ended December 31, 2020 and the nine months ended September 30, 2021 include $1.1 million and $4.3 million of transaction costs related to the EnvisionTEC acquisition, respectively and $20.9 million and $7.9 million of transaction costs related to the ExOne acquisition, respectively. These transaction costs are not expected to recur.

The unaudited pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had Desktop Metal filed consolidated operations tax returns during the periods presented.

The unaudited pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of Desktop Metal’s shares outstanding, assuming the Mergers occurred on January 1, 2020.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The pro forma adjustments in the Unaudited Pro Forma Condensed Combined Balance Sheet are as follows:

Purchase Accounting

A.	Merger consideration and allocation:

The Merger consideration is approximately $613.0 million, consisting of $201.4 million in cash and $411.6 million in an equivalent number of shares based on Desktop Metal’s closing share price of $8.50 on November 11, 2021.

The following table summarizes the components of the Merger consideration reflected in the unaudited pro forma condensed combined financial information (in thousands of dollars except for shares and per share amounts and the exchange ratios):

September 30, 2021
ExOne shares issued and outstanding	22,219,243
Cash consideration per share	$8.50
Subtotal cash consideration	$188,864
ExOne transaction costs paid by Desktop Metal	10,021
RSAs subject to accelerated vesting - cash consideration	1,106
Option cancellation - cash consideration(1)	1,314
ESPP cancellation - cash consideration	94
Total cash consideration	$201,399

Exchange ratio	2.1416
Issuance of Desktop Metal shares	47,584,730
Desktop Metal price per share	$8.50
Subtotal share consideration	$404,470
RSAs subject to accelerated vesting - share consideration	1,563
Option cancellation - share consideration(1)	5,413
ESPP cancellation - share consideration(2)	157
Total share consideration	$411,603
Total consideration	$613,002

(1)	Represents Option cancellation consideration considering the fully vested options outstanding of ExOne as of November 11, 2021.

(2)	Represents ESPP cancellation consideration assuming double trigger termination

The share consideration is a function of the exchange ratio as determined by the average of Desktop Metal’s Class A common stock daily volume weighted average stock price for the 20 consecutive trading days ending on and including the trading day that is three days prior to the date of the Effective Time of the Merger. If Desktop Metal’s average stock price is greater than or equal to $9.70 per share, then the exchange ratio will be 1.7522. If Desktop Metal’s average stock price is less than $9.70 and greater than $7.94, the 1.9274 exchange ratio will be modified by multiplying such exchange ratio by the quotient of $8.82 divided by Desktop Metal’s average stock price. If Desktop Metal’s average stock price is less than or equal to $7.94, the exchange ratio will be 2.1416. The Merger consideration will be subject to adjustment to ensure that (i) the stock consideration in the Mergers is not less than 45% of the total consideration in the Mergers, as determined for U.S. federal income tax purposes, and that (ii) the number of shares of Desktop Metal Class A common stock to be issued in the Mergers does not exceed 19.9% of the issued and outstanding shares of Desktop Metal Class A common stock.

Effect of changes in stock price on exchange ratio

	Greater than	Equal to	Less than	Equal to	Exchange ratio
Average Stock Price	$9.70	-	-	-	1.7522
Average Stock Price	$7.94	$7.94	$9.70	$9.70	2.1416 - 1.7522
Average Stock Price	-	-	$7.94	-	2.1416

The following is a preliminary estimate of the assets to be acquired and the liabilities to be assumed by Desktop Metal in the transaction, reconciled to the estimate of the consideration to be transferred:

September 30, 2021
Net book value of net assets acquired	$157,340
Adjustments to:
Intangible assets	89,496
Inventory	1,780
Property, plant and equipment	8,085
Deferred tax liability	(15,260)
Retention bonus liability	(813)
Goodwill	372,374
Total estimated consideration	$613,002

B.	Reflects the adjustment to record the step-up of intangible assets per description below:

			Balance Sheet
Description	Useful Life	Fair Value	Classification
Developed technology	14	$81,600	Intangible assets, net
Customer relationships	16	5,100	Intangible assets, net
Backlog	2	1,800	Intangible assets, net
Trade name	13	1,400	Intangible assets, net
Total identifiable intangible assets		89,900
Historical ExOne intangible assets		(404)
Pro forma adjustment		$89,496

The fair value of ExOne’s technology-based and trade name intangible assets were determined using the relief from royalty method under the income approach, which estimates the cost savings generated by a company related to the ownership of an asset for which it would otherwise have had to pay royalties or license fees on revenues earned through the use of the asset. The discount rate used is determined at the time of measurement based on an analysis of the implied internal rate of return of the transaction, weighted average cost of capital, and weighted average return on assets.

The fair value of the customer relationships was calculated using a multi-period excess earnings method, a form of the income approach, which incorporates the estimated future cash flows to be generated from ExOne’s existing customer base. Excess earnings are the earnings remaining after deducting the market rates of return on the estimated values of contributory assets, including debt-free net working capital, tangible assets, and other identifiable intangible assets. The excess earnings are thereby calculated for each year of a multi-year projection period and discounted to present value. The primary components of this method consist of the customer attrition rate, determination of excess earnings, and an appropriate rate of return.

The fair value of ExOne’s order backlog was determined using a multi period excess earnings method under the income approach, which estimates the revenue attributable to backlog for the period over which those revenues are expected to be recognized. The discount rate used is determined at the time of measurement based on an analysis of the implied internal rate of return of the transaction, weighted average cost of capital, and weighted average return on assets.

The fair value estimate for all identified intangible assets is preliminary and is based on assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). The final fair value determination for identifiable intangibles may differ materially from this preliminary determination.

C.	Reflects an adjustment to step up the pro forma balance sheet for ExOne’s finished goods and work-in-process inventory to fair value of $12.8 million and reflect and increase of $1.8 million to ExOne’s book value. The calculation of fair value is preliminary and subject to change. The fair value was determined based on the estimated selling price of the inventory, less the remaining manufacturing and selling costs and a normal profit margin on those manufacturing and selling efforts.

D.	Reflects an $8.1 million increase in book value for ExOne’s property, plant and equipment balances to reflect their estimated acquisition date fair value. The fair value estimate of property, plant and equipment is preliminary and has been determined based on the assumptions that management believes market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). The final fair value determination for property, plant and equipment may differ materially from this preliminary determination.

E.	Reflects the elimination of ExOne’s historical equity to present it as a goodwill for Desktop Metal.

F.	Reflects the adjustments to record an increase to deferred income tax liabilities of $15.3 million resulting from pro forma fair value adjustments for the assets acquired and liabilities assumed.

The estimate of deferred taxes was determined based on the changes in the book basis of the net assets to be acquired compared to the historical basis reflected in ExOne’s financial statements using a U.S. combined tax rate at September 30, 2021 and takes into account the jurisdictions where ExOne conducts its operations and the tax attributes of the entities in those jurisdictions. Adjustments to established deferred tax assets and liabilities are due to refined determination of statutory rates as well as the recognition of additional deferred tax assets and liabilities upon detailed analysis of the acquired assets and assumed liabilities may occur in conjunction with the finalization of the acquisition accounting and these items could be material

The estimated income tax effect of pro forma adjustments utilized the estimated effective tax rate of 23.5%. In its historical periods, Desktop Metal concluded that it is more likely than not that it will not recognize the benefits of federal and state net deferred tax assets and as a result established a valuation allowance.

Desktop Metal and ExOne have not yet completed respective section 382 analyses to determine the eligibility of the deferred tax attributes under the combined structure or the effect of the eligibility on the pro forma effective tax rate. The completion of such analysis could result in an effective tax rate that is materially different than the rate utilized in the preparation of these unaudited pro forma condensed combined financial statements.

G.	To adjust for the nonrecurring transaction expenses incurred by Desktop Metal and ExOne through the close of the Mergers. Reflects the reduction to retained earnings of $10.0 million and the corresponding increase to accrued liabilities related to transaction costs expected to be incurred by Desktop Metal and ExOne on or prior to the closing of the Merger.

H.	To adjust for the retention bonus liability acquired of $0.8 million for Cash Retention Awards described elsewhere in this proxy, assuming that the awards have a service period of nine months from the grant date and that four months of service have elapsed as of the unaudited pro forma condensed combined balance sheet date.

I.	Reflects the adjustment to record the issuance of share consideration by Desktop Metal as part of the total consideration for the Mergers.

J.	Reflects an increase of $2.4 million to additional paid-in capital and accumulated deficit for the amount of share consideration provided to ExOne RSA holders in excess of the amount attributed to pre-combination service for RSAs whose vesting was accelerated on the Merger date.

K.	Reflects the adoption of FASB accounting standards update (ASU) 2021-08 by Desktop Metal in 2021 and the retrospective application to the EnvisionTEC Transaction. The ASU requires contract assets and contract liabilities (deferred revenue) acquired in a business combination to be measured in accordance with ASC 606 Revenue from Contracts with Customers rather than the prior requirement to measure the contract assets and liabilities acquired at fair value. The impacts of the adoption are increases of $0.2 million to goodwill, and $0.1 million to deferred revenue and $0.1 million decrease to accumulated deficit.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

EnvisionTEC Transaction

The pro forma adjustments in the Unaudited Pro Forma Condensed Combined Statements of Operations are as follows:

(a)	Reflects additional amortization expense for the estimated fair value adjustment of acquired intangible assets of $14.6 million with $8.9 million recorded to cost of sales, $5.1 million recorded to sales and marketing, and $0.6 million record to general and administrative for the year ended December 31, 2020. Reflects additional amortization expense for the estimated fair value adjustment of acquired intangible assets of $1.9 million with $1.1 million recorded to cost of sales, $0.7 million recorded to sales and marketing, and $0.1 million record to general and administrative for the nine months ended September 30, 2021.

(b)	To record the partial release of the valuation allowance of $27.9 million related to the deferred tax liability that was acquired in the transaction for the year ended December 31, 2020. To adjust the provision for income taxes by $32.2 million for the nine months ended September 30, 2021 to reflect the pro forma statement of operations as if the acquisition of EnvisionTEC occurred on January 1, 2020.

(c)	To record the additional lease expense to be recorded under ASC 842 of $0.1 million; including $22,000 recorded to cost of sales, $9,000 recorded to research and development, $21,000 recorded to sales and marketing, and $29,000 recorded to general and administrative for the year ended December 31, 2020. To record the additional lease expense to be recorded under ASC 842 of $55,000 including $15,000 recorded to cost of sales, $6,000 recorded to research and development, $14,000 recorded to sales and marketing, and $20,000 recorded to general and administrative for the nine months ended September 30, 2021.

(d)	To record the amortization of the step up in inventory value of $0.9 million over the typical inventory turn for work-in-process and finished goods which was determined to be approximately 30 days for the year ended December 31, 2020. To adjust the amortization of the step up in inventory value of $0.9 million over the typical inventory turn for work-in-process and finished goods for the nine months ended September 30, 2021.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

ExOne Transaction

The pro forma adjustments in the Unaudited Pro Forma Condensed Combined Statements of Operations are as follows:

(e)	Reflects additional amortization expense for the estimated fair value adjustment of acquired intangible assets of $7.2 million with $6.8 million recorded to cost of sales, $0.3 million recorded to sales and marketing, and $0.1 million recorded to general and administrative for the year ended December 31, 2020. Reflects additional amortization expense for the estimated fair value adjustment of acquired intangible assets of $5.4 million with $5.1 million recorded to cost of sales, $0.2 million recorded to sales and marketing, and $0.1 million recorded to general and administrative for the nine months ended September 30, 2021 to reflect the pro forma statement of operations as if the acquisition of ExOne occurred on January 1, 2020.

(f)	To record the estimated additional depreciation related to the step up in property, plant and equipment value of $0.9 million and $0.7 million in excess of the historical ExOne carrying value for the year ended December 31, 2020 and for the nine months ended September 30, 2021, respectively.

(g)	To record the estimated increase of $1.8 million to cost of sales in the amount of the inventory step-up as all acquired inventory would be expected to be sold during the year-ended December 31, 2020.

(h)	To record $1.7 million of additional cash transaction bonuses payable to key employees of ExOne with $0.1 million recorded to cost of sales, $0.3 million recorded to research and development, $0.3 million recorded to sales and marketing, and $1.0 million record to general and administrative for the year ended December 31, 2020. The bonuses are to be paid out to the key employees who are still employed by ExOne through May 11, 2022 and if this proposed Merger closes on or before that date.

(i)	Reflects the $10.0 million transaction costs expected to be incurred by Desktop Metal and ExOne on or prior to the closing of the Mergers for the year ended December 31, 2020. This amount excludes the effect of cash retention payments and the acceleration of equity-based compensation under the change in control plan pursuant to the Merger Agreement.

(j)	To adjust the provision for income taxes by $3.1 million for the year ended December 31, 2021 and $1.4 million for the nine months ended September 30, 2021 to reflect the tax effect of adjustments made to the pro forma statement of operations as if the acquisition of ExOne occurred on January 1, 2020. The tax effect of the transaction accounting adjustments was calculated using Desktop Metal’s estimated U.S. combined effective tax rate at September 30, 2021

(k)	Reflects an increase of $2.4 million to general and administrative expense for the year ended December 31, 2021 for the amount of share consideration provided to ExOne RSA holders in excess of the amount attributed to pre-combination service for RSAs whose vesting was accelerated on the Merger date.

(l)	Reflects the adoption of FASB accounting standards update (ASU) 2021-08 by Desktop Metal in 2021 and the retrospective application to the EnvisionTEC Transaction. The ASU requires contract assets and contract liabilities (deferred revenue) acquired in a business combination to be measured in accordance with ASC 606 Revenue from Contracts with Customers rather than the prior requirement to measure the contract assets and liabilities acquired at fair value. The impact of the adoption is an increase of $0.1 million to services revenue for the nine months ended September 30, 2021.

Note 6 - Loss per Share

Net loss per share was calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Transaction, assuming the shares were outstanding since January 1, 2020. As the Transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Transactions have been outstanding for the entire periods presented.

The unaudited pro forma condensed combined financial information has been prepared for the year ended December 31, 2020 and for the nine months ended September 30, 2021:

	Year Ended	Nine Months Ended
(in thousands, except share and per share data)	December 31, 2020	September 30, 2021
Pro forma net loss	$(47,382)	$(227,630)
Pro forma weighted average shares outstanding – basic and diluted	211,653,222	300,993,394
Pro forma EPS - basic and diluted	$(0.22)	$(0.76)
Pro forma weighted average shares outstanding – basic and diluted
Desktop Metal weighted average shares outstanding	157,906,000	251,467,644
EnvisionTEC shares issued	5,036,142	814,670
ExOne shares issued (1)	48,711,080	48,711,080
Pro forma combined shares	211,653,222	300,993,394

(1) Includes 636,842 shares issued for option cancellation consideration, 278,624 shares for RSA vesting acceleration, and 23,671 shares issued for ESPP consideration